JOINT FILER INFORMATION
11,076,105 shares of Common Stock of the Issuer (“Shares”) are held of record by Insight Partners (Cayman) XI, L.P. (“Cayman XI”), 1,414,225 Shares are held of record by Insight Partners (Delaware) XI, L.P. (“Delaware XI”), 1,313,701 Shares are held of record by Insight Partners (EU) XI, S.C.Sp. (“EU XI”), 232,035 Shares are held of record by Insight Partners XI (Co-Investors) (B), L.P. (“Co-Investors XI B”), 168,352 Shares are held of record by Insight Partners XI (Co-Investors), L.P. (“Co-Investors XI”), and 10,110,079 Shares are held of record by Insight Partners XI, L.P. (“IP XI” and, together with Cayman XI, Delaware XI, Co-Investors XI B and Co-Investors XI, the “Fund XI Entities” and with EU XI, the “XI Funds”).
The amounts listed as owned by each Fund XI Entity may be deemed to be attributable to each of the other Fund XI Entities, Insight Associates XI, L.P. (“IA XI LP”), Insight Associates XI, Ltd. (“IA XI Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IA XI Ltd, which in turn is the general partner of IA XI LP, which in turn is the general partner of each of the Fund XI Entities. The amounts listed as owned by EU XI may be deemed to be attributable to Insight Associates (EU) XI, S.a.r.l. (“IA EU XI”) and Holdings because Holdings is the sole shareholder of IA EU XI, which in turn is the general partner of EU XI.
Each of Jeffrey Horing, Deven Parekh, Michael Triplett, and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the Shares held of record by the XI Funds. The foregoing is not an admission by IA XI LP, IA XI Ltd, IA EU XI or Holdings that it is the beneficial owner of the shares held of record by the XI Funds. Each of Messrs. Horing, Parekh, Triplett and Lieberman disclaims beneficial ownership of the shares held by the XI Funds, except to the extent of his pecuniary interest therein, if any.
The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.